EXHIBIT 99.1

SENOMYX ANNOUNCES RECEIPT OF GENERALLY RECOGNIZED AS SAFE (GRAS) DETERMINATION FOR NEW SWEETMYX™ FLAVOR INGREDIENT

* The new Sweetmyx flavor ingredient maintains the taste of reduced-sugar products

* GRAS status allows usage in a broad range of foods & beverages in the U.S. and elsewhere

SAN DIEGO, CA — March 11, 2014 — Senomyx, Inc. (NASDAQ: SNMX), a leading company using proprietary taste science technologies to discover, develop and commercialize novel flavor ingredients for the food, beverage and flavor industries, announced today that its new Sweetmyx flavor ingredient, previously referred to as S617, has been determined to be Generally Recognized As Safe (GRAS) under the provisions of the Federal Food, Drug and Cosmetic Act, administered by the United States Food and Drug Administration (FDA).  The Sweetmyx ingredient is a flavor with modifying properties that is used as part of a flavor system to maintain the taste in a wide variety of foods and beverages in which a sweetener such as sugar has been reduced.

The GRAS designation allows Senomyx’s partners, PepsiCo and Firmenich, to pursue commercialization of the Sweetmyx flavor ingredient in the U.S. and a number of other countries.  The GRAS status also assists with approvals in other regions of the world.

“The new Sweetmyx flavor ingredient will enable the creation of lower-calorie beverages and foods that have reduced sweeteners without sacrificing taste,” said John Poyhonen, President and Chief Executive Officer of Senomyx.  “We are particularly excited about the versatility of Sweetmyx since it allows for the reduction of either sucrose or fructose in products.  Senomyx is fully engaged with our partners as they evaluate potential product opportunities,” Poyhonen noted.

The GRAS status allows usage of the Sweetmyx flavor ingredient as part of a flavor system in a broad range of non-alcoholic beverages including carbonated soft drinks, sports drinks, coffee and tea products, and beverage concentrates.  Sweetmyx may also be used with alcoholic beverages and a variety of foods, including baked goods, cereals, dairy products, confectioneries, snack foods, and condiments.

PepsiCo has exclusive rights to use the new flavor worldwide in all non-alcoholic beverages under a collaborative agreement established with Senomyx in August 2010.  Firmenich has lifetime rights to commercialize this Sweetmyx flavor for food product categories and alcoholic beverages, with exclusive rights until March 2018.

About Senomyx, Inc.

Senomyx is using proprietary taste science technologies to discover, develop, and commercialize novel flavor ingredients.  These include modifiers of Sweet and Salt flavors as well as Savory Flavors, Bitter Blockers, and Cooling Agents.  The Company is also engaged in an effort to discover and develop natural high-potency sweeteners.  Under its direct sales initiative, Senomyx is beginning to sell certain of its Complimyx™ brand flavor ingredients, Sweetmyx™ and Savorymyx™, to flavor companies for re-sale to their food and beverage company customers.  In addition, Senomyx has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Senomyx’s corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/. For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements in this communication that are “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such forward looking statements include, but are not limited to, the potential to use S617, the new Sweetmyx flavor ingredient, to restore the original taste profile in foods and beverages in which sucrose or fructose has been reduced; the anticipated timing of consumer acceptance testing; and the extent to which Pepsi or Firmenich will incorporate the new ingredient into products. Risks associated with those forward-looking statements include the fact that the cost to manufacture and/or formulate the new Sweetmyx ingredient into packaged food and beverage products may be higher than anticipated, which could discourage market acceptance; commercial quantities of the new Sweetmyx ingredient may not be available when currently anticipated; we may encounter unexpected difficulties using the new Sweetmyx flavor ingredient to manufacture food or beverage products at commercial scale; the launch of any new or reformulated commercial product requires the coordination of activities by various business units and is subject to inherent uncertainty and potential delay; consumer acceptance testing may take longer than anticipated or may not be successful; Senomyx may be asked to complete additional studies to evaluate and/or monitor the safety of new flavor ingredients in order to maintain applicable regulatory approvals and/or obtain regulatory approvals outside the United States; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval of the new Sweetmyx ingredient in the United States and elsewhere; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies.  These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Gwen Rosenberg

Vice President, Investor Relations & Corporate Communications

(858) 646-8369

gwen.rosenberg@senomyx.com

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